EXHIBIT 10.2

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into by and between Concho Resources Inc., a Delaware corporation (the “Company”), and Jack F. Harper (“Employee”) (the Company and Employee are referred to individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Employee have previously entered into that certain Employment Agreement effective as of January 1, 2009, as amended (the “Employment Agreement”); and

WHEREAS, Employee desires to retire from the Company effective January 2, 2013 (the “Separation Date”); and

WHEREAS, the Company wishes to provide Employee with certain benefits in connection with his separation from the Company, and Employee wishes to receive such benefits, which such benefits are expressly conditioned upon Employee’s execution (and non-revocation in the time provided to do so) of this Agreement; and

WHEREAS, the Parties wish to fully and finally resolve all claims that may now exist between them, including without limitation all claims arising out of Employee’s employment with the Company and the end of that employment by entering into this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree:

Section 1.                 Severance Benefits.  If Employee executes and returns this Agreement to the Company within twenty-one (21) days after the date upon which Employee received this Agreement from the Company (but in no event prior to the Separation Date), and if Employee does not revoke this Agreement within seven (7) days of execution, then the Company agrees to each of the following:

A.                    To pay to Employee within fifteen (15) days of Employee’s execution of this Agreement an annual incentive payment under the Company’s annual cash incentive plan for calendar year 2012 in the amount of $400,000.00; and

B.                     To the extent that the stock option awarded to Employee by the Company pursuant to that certain Nonstatutory Stock Option Agreement dated February 26, 2009 (the “Option Agreement”) is not exercisable and vested as of the Separation Date (which is the case with respect to 3,272 shares of the Company’s common stock (“Common Stock”) that have a purchase price per share of $20.40), to cause such stock option to become fully exercisable and vested and to remain exercisable for such period provided under the Option Agreement in connection with a voluntary termination of employment with the Company by Employee; and

C.                     To the extent that the shares of restricted stock awarded to Employee by the Company pursuant to those certain Restricted Stock Agreements dated February 26, 2009 (the “February 2009 RSA”), February 23, 2010 (the “February 2010 RSA”), and February 22, 2011 (the “February 2011 RSA”) are not fully vested as of the Separation Date, to cause such shares of restricted stock to become immediately vested and nonforfeitable.  The Parties acknowledge and agree that as of the Separation Date: (i) 1,838 shares of Common Stock are not fully vested under the February 2009 RSA; (ii) 4,398 shares of Common Stock are not fully vested under the February 2010 RSA; and (iii) 5,910 shares of Common Stock are not fully vested under the February 2011 RSA.

Section 2.                 Separation from Employment.  The Parties acknowledge and agree that Employee’s employment with the Company ends on the Separation Date.  In connection with such termination of the employment relationship, Employee acknowledges and agrees that he will forfeit to the Company for no consideration on the Separation Date all of the shares of restricted stock awarded to Employee by the Company pursuant to those certain Restricted Stock Agreements dated October 7, 2010 and February 21, 2012 which have not vested on or before the Separation Date.

Section 3.                 Certain Restrictive Covenants in the Employment Agreement.  The Parties acknowledge and agree that (a) the covenants contained in Section 7.1(a)(ii)(1) of the Employment Agreement shall not apply to Employee after the Separation Date and (b) all other covenants in Articles 6 and 7 of the Employment Agreement shall continue to apply and be enforceable against Employee from and after the Separation Date.

Section 4.                 General Release.

A.            In consideration for the severance benefits to be provided by the Company under this Agreement, Employee hereby releases and discharges the Company, its subsidiaries and affiliates, and all past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the Company, its subsidiaries and affiliates, as well as all employee benefit plans maintained by such entities and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively the “Released Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind or nature whatsoever, including but not limited to those related to Employee’s employment or other relationship with any Released Party, the termination of any such relationship, and any other acts or omissions related to any matter on or prior to the date Employee signs this Agreement (collectively, the “Released Claims”).  The Released Claims include, without limitation, those arising under or related to: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) the Employment Agreement or any other employment contract, incentive compensation plan or equity ownership plan with any Released Party or any ownership interest in any Released Party; and (xvii) compensation or benefits of any kind from any Released Party.  Notwithstanding the foregoing, in no event shall the Released Claims include (a) any claim that arises after the date Employee signs this Agreement, (b) any rights to the equity interests in the Company and stock options that Employee holds as of the date hereof which remain subject to the terms and conditions of the applicable award agreements and plans as modified in Section 1 above, (c) any claims for indemnification under that certain Indemnification Agreement between Employee and the Company dated August 21, 2007, or (d) any claims for benefits to be provided to Employee under this Agreement.

B.            Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

C.            This Release is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration provided pursuant to this Agreement, any and all potential claims of this nature that Employee may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

D.            By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency on behalf of any class with respect to which Employee may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

Section 5.                 Covenant Not To Sue.  Employee agrees not to bring or join any lawsuit against any of the Released Parties in any court relating to any of the Released Claims.  Employee represents that Employee has not brought or joined any lawsuit or arbitration against any of the Released Parties in any court or before any arbitral authority and has made no assignment of any rights Employee has asserted or may have against any of the Released Parties to any person or entity, in each case, with respect to any Released Claims.

Section 6.                 Acknowledgments of Employee.  In connection with the execution of this Agreement, Employee makes the following representations, acknowledgements and explicit statements of agreement:

A.                    Employee represents that Employee has the capacity to read this Agreement, understand its language, meaning and effect, and consents to the execution of this Agreement.  Employee further represents that he has carefully read this Agreement.

B.                     Employee acknowledges that Employee would not otherwise have been entitled to the consideration described in Section 1 and that the Company has agreed to provide such consideration partially in return for Employee’s agreement to be bound by the terms of this Agreement.

C.                     Employee acknowledges and represents that the Company has advised and hereby advises Employee in writing to discuss both the form and content of this Agreement with an attorney before Employee signs this Agreement, and that Employee has had adequate opportunity to do so.

D.                    Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement.

E.                     Employee has been given at least twenty-one (21) days to review this Agreement before executing it.

F.                      Employee may revoke this Agreement within the seven-day period beginning on the day after the date upon which Employee signs this Agreement (such period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be delivered to the General Counsel of the Company before 11:59 p.m., Midland, Texas, time, on the last day of the Release Revocation Period.  This Agreement is not effective until the expiration of the Release Revocation Period without Employee’s revocation.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.

Section 7.                 Miscellaneous.

A.                    Notices.  For purposes of this Agreement, notices and all communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:                        Concho Resources, Inc.
                                                                One Concho Center
                                                                600 W. Illinois Avenue
                                                                Suite 100
                                                                Midland, Texas 79701
                                                                Attention:  General Counsel

If to Employee to:                               Jack F. Harper
                                                                P.O. Box 882
                                                                Midland, Texas 79702

B.                     Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Texas.

C.                     No Waiver.  No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

D.                    Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

E.                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

F.                      Withholding of Taxes.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

G.                    Headings.  The section and paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

H.                    Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

I.                       Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Employee and his estate.  Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

Section 8.                 Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to such subject matter.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.  Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates indicated below, to be effective as provided in Section 6.F above.

/s/ Jack F. Harper

Jack F. Harper

Date:  January 2, 2013

Accepted and Agreed:

Concho Resources Inc.

By:         /s/ C. William Giraud

                C. William Giraud, Senior Vice President

Date:      January 2, 2013